                                                                  Exhibit 4.3









                        MERIDIAN AUTOMOTIVE SYSTEMS, INC.

                             2001 STOCK OPTION PLAN

               (AMENDED AND RESTATED EFFECTIVE AS OF JULY 1, 2002)



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                                TABLE OF CONTENTS

                                                                         PAGE

1.  PURPOSE................................................................1

2.  ADMINISTRATION.........................................................1

3.  PARTICIPANTS...........................................................1

4.  WITHHOLDING OF TAXES...................................................1

5.  SHARES SUBJECT TO PLAN.................................................1

6.  ALLOTMENT OF SHARES....................................................2

7.  GRANT OF OPTIONS.......................................................2

8.  OPTION PRICE...........................................................2

9.  OPTION PERIOD..........................................................2

10.  VESTING OF OPTIONS....................................................2

11.  RIGHTS IN THE EVENT OF DEATH OR DISABILITY............................3

12.  PAYMENT...............................................................3

13.  EXERCISE OF OPTION....................................................4

14.  CAPITAL ADJUSTMENTS AND REORGANIZATIONS; REORGANIZATIONS; PURCHASE
     RIGHTS UPON MERGER, CONSOLIDATION, ETC................................4

15.  NON-ASSIGNABILITY.....................................................5

16.  INTERPRETATION........................................................5

17.  AMENDMENT OR DISCONTINUANCE...........................................5

18.  EFFECT OF PLAN........................................................5

19.  TERM..................................................................5

20.  DEFINITIONS...........................................................5

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                        MERIDIAN AUTOMOTIVE SYSTEMS, INC.
                             2001 STOCK OPTION PLAN

     The Board of Directors of Meridian Automotive Systems, Inc. established the Company's 2001 Stock Option Plan (the "Plan"), originally effective as of June 30, 2001. The Plan is hereby amended and restated, effective as of July 1, 2002. The rights and obligations of optionees for the period of time prior to July 1, 2002 shall be determined by the terms of the Plan then in effect. Capitalized terms used herein are defined in Section 20 of this Plan.

     1. PURPOSE. The purpose of the Plan is to provide selected employees and directors with a proprietary interest in the Company through the granting of nonqualified stock options that will:

          (a) increase the interest of the selected employees and directors in the Company's welfare;

          (b) furnish an incentive to the selected employees and directors to continue their services for the Company; and

          (c) provide a means through which the Company may attract able persons to either enter its employ or serve as directors.

     2. ADMINISTRATION. The Plan shall be administered and interpreted by the compensation committee or any successor committee (the "Committee") as designated by the Board of not less than two members as appointed from time to time by the Board.

     3. PARTICIPANTS. The Committee shall, from time to time, select the particular employees or directors of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan.

     4. WITHHOLDING OF TAXES. Notwithstanding anything to the contrary contained herein, if a participant is entitled to receive shares of Common Stock upon exercise of an option, the Company shall have the right to require such participant, prior to the delivery of such shares and as a condition to such exercise, to pay to the Company the amount of any federal, state or local income taxes and other amounts which the Company is required by law to withhold. At the option of the Committee or the participants (and to the extent not prohibited by any agreements to which the Company is a party) the participants may satisfy the minimum withholding obligations by delivering to the Company previously owned shares or by electing to have shares otherwise issuable upon exercise of an option withheld.

     5. SHARES SUBJECT TO PLAN. The Committee may grant options under the Plan for the purchase in the aggregate of up to 11,484.2964 shares of Common Stock. The amount of grant options shall be adjusted to reflect any stock dividend, stock split, share combination, and, as deemed appropriate by the Committee, any exchange of shares, recapitalization, merger, consolidation, separation, reorganization,


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liquidation or the like, of or by the Company. Except as otherwise specifically provided in any applicable stock option agreement, the number of shares subject to any option shall always be rounded down to the nearest whole number.

     6. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to employees and directors of the Company and its Subsidiaries. The grant of an option to an employee or director shall not be deemed either to entitle the employee or director to, or to disqualify the employee or director from, participation in any other grant of options under the Plan.

     7. GRANT OF OPTIONS. All options under the Plan shall be granted by the Committee. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan. Options granted shall be evidenced by stock option agreements containing substantially the terms and conditions as those set forth on Exhibit A attached hereto (except as otherwise approved by the Committee at the time of such grants). The Company shall execute stock option agreements upon instructions from the Committee.

     8. OPTION PRICE. The option price shall be determined by the Committee and set forth in the stock option agreement.

     9. OPTION PERIOD. The Option Period will begin on the date the option is granted, and will terminate as provided in the applicable stock option agreement. No option may extend beyond the date that is 10 years from the date the option is granted or June 30, 2011, whichever is later. In addition to the vesting schedule of Section 10 hereof, the Committee may provide in the applicable stock option agreement for such other terms, conditions and restrictions with respect to the exercise of options as it may determine. The Committee may provide for termination of the option in the case of termination of employment, termination from service as a director or any other reason.

     10. VESTING OF OPTIONS.

          (a) Except as provided in paragraph (b), a participant shall vest in the options granted to him under this Plan according to the following schedule:




               VESTING DATE                         VESTED PERCENTAGE
               ------------                         -----------------

               June 30, 2002                              20%
               June 30, 2003                              20%
               June 30, 2004                              20%
               June 30, 2005                              20%
               June 30, 2006                              20%

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          (b) If the Company achieves a 2003 EBITDA of one hundred and sixty million dollars ($160 million), participants will vest in shares as follows:



               VESTING DATE                    ACCELERATED VESTED PERCENTAGE
               ------------                    -----------------------------
              June 30, 2002                                20%
              June 30, 2003                                20%
              June 30, 2004                                30%
              June 30, 2005                                30%


          (c) Notwithstanding the foregoing, upon the occurrence of a Change of Control, a participant shall immediately vest in all options granted to him under this Plan (unless such options have otherwise terminated pursuant to the participant's stock option agreement).

          (d) Options shall be immediately exercisable upon becoming vested.

     11. RIGHTS IN THE EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of section 22(e)(3) of the Internal Revenue
Code) while in the employ of the Company or while serving as a director of the Company, any unvested Options granted to the participant under the Plan shall immediately vest. If such death or disability occurs prior to termination of such participant's right to exercise an option in accordance with the provisions of the stock option agreement and the participant has not yet fully exercised the option, the option may be exercised by (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant's death, or (ii) the participant or his or her personal representative in the event of the participant's disability; provided, in each case, the option is exercised prior to the date of its expiration or not more than 90 days from the date of the participant's death or disability whichever first occurs.

     12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check or on such other terms as are set forth in the applicable stock option agreement. In its discretion (and to the extent not prohibited by any agreements to which the Company is a party), the Committee may permit any participant to exercise an option by delivery of previously-acquired shares of Common Stock owned by the participant for at least six (6) months (or such longer or shorter period as the Committee may in its discretion determine that will not result in variable accounting treatment) having a Fair Market Value determined as of the option exercise date, equal to the portion of the exercise price being paid thereby. No shares may be issued until full payment of the purchase price therefor has been made, and a

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participant will have none of the rights of a shareholder until shares are issued to him or her. Shares issuable in connection with the exercise of options hereunder may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

     13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with the vesting schedule of Section 10 and in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised by, or may shares be issued to, a participant pursuant to an option if any necessary listing of the shares on a stock exchange has not been accomplished. Following an initial public offering, the Company shall use commercially reasonable efforts to accomplish any necessary listing and the term of any option to be exercised shall be extended until such listing is accomplished.

     14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS; REORGANIZATIONS; PURCHASE RIGHTS UPON MERGER, CONSOLIDATION, ETC.

          (a) The number of securities covered by each outstanding option granted under the Plan and the applicable exercise price shall be adjusted to reflect any stock dividend, stock split, share combination, and, as deemed appropriate by the Committee, any exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

          (b) In the event of any consolidation of the Company with or merger of the Company with or into another corporation or in case of any sale, transfer or lease to another entity of all or substantially all the assets of the Company, the Committee may, without the consent of the participant, cancel any outstanding option (whether vested or unvested) held by the participant and make a cash payment to the participant in consideration for such cancellation of such amount the Committee in its sole discretion, deems appropriate. To the extent that the Company does not cancel options as described in the immediately preceding sentence, the Company shall require any successor to execute an agreement under which the successor shall be required to assume each option and each such assumed option shall continue in accordance with its terms (adjusted, in the discretion of the Board to reflect the effect of such transaction) and shall thereafter become exercisable, subject to the conditions and other terms of such options, for the number and/or kind of capital stock, securities and/or other property into which the Common Stock subject to the option would have been changed or exchanged had the option been exercised in full prior to such transaction, provided that, if necessary, the provisions of the option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, securities and/or other property thereafter issuable or deliverable upon exercise of the option. The Company shall mail by first class mail, postage prepaid, to each participant, notice

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of the execution of any such agreement (including a copy thereof). Such agreement shall provide for-adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 14. The provisions of this Section 14 shall similarly apply to successive consolidations, mergers sales transfers or leases.

     15. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant, unless otherwise provided in this Plan.

     16. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations at any time.

     17. AMENDMENT OR DISCONTINUANCE. The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Notwithstanding the foregoing, no suspension, termination, modification or amendment of the Plan may adversely affect in any material respect any option previously granted, unless the written consent (which may not be unreasonably withheld) of the participant to whom the option has been granted has been obtained.

     18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any director, officer or employee any right to be granted an option to purchase Common Stock or any other rights except as may be evidenced by a stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

     19. TERM. Unless sooner terminated by action of the Board, this Plan shall terminate June 30, 2011.

     20. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

          (a) "Affiliate" shall have the same meaning as set forth in the Shareholders Agreement.

          (b) "Board" means the board of directors of the Company or a committee appointed by the board of directors to administer the Plan or any portion of the Plan.

          (c) "Change In Control" means the occurrence of any of the following events:

               (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or

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becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the
Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person shall be deemed to have the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five (35) percent of the total voting power of the voting equity interests of Meridian; provided, however, that a Person shall not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by that Person or any Affiliate of that Person until the tendered shares are accepted for purchase or exchange; provided, further, that a "Change In Control" shall not be deemed to occur as a result of (i) the sale or transfer of any beneficial ownership interest of Meridian equity securities from any Person that was a beneficial owner, directly or indirectly, of such securities on July 1, 2002, or any of their respective Affiliates (a "Current Owner"), to any other Current Owner,
(ii) any acquisition of equity securities by Meridian, (iii) any acquisition directly from Meridian (including through an underwriter or other financial intermediary), other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself directly acquired from Meridian, or (iv) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Meridian or any entity controlled by Meridian;

               (ii) The composition of the Board changes during any 24-month period such that the individuals who at the beginning of the period were members of the Board (the "Continuing Directors") cease for any reason to constitute at least a majority of the Board; unless at least 66-2/3% of the Continuing Directors has either (i) approved the election of the new Directors, or (ii) if the election of the new Directors is voted on by shareholders, recommended that the shareholders vote for approval.

          (d) "Common Stock" means the Class A Common Stock, the Class B Common Stock, par value $.01 per share, of the Company, the Class C Common Stock, par value $.0l per share, of the Company, the Class D Common Stock, par value $.01 per share, of the Company, Class E Commons Stock, of the Company and any and all shares of capital stock or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for, or in substitution for such shares of any of such classes of common stock.

          (e) "Company" means Meridian Automotive Systems, Inc., and the successors and assigns thereof.

          (f) "EBITDA" means the consolidated net income (or loss) of the Company and its Subsidiaries, excluding (to the extent net income is reduced or increased or net loss is increased or reduced thereby), without duplication, (a) interest expense, net, (b) provisions for taxes based on income, (c) non-cash compensation expense associated with stock option grants, (d) depreciation expense, (e) amortization expense, and (f) equity in the earnings of Lorro, Inc., in each case as shown on the Company's audited consolidated financial statements for the year ending December 31, 2003, in each case calculated in accordance with GAAP. The Committee shall have the authority to make appropriate adjustments to EBITDA herein to reflect the impact of extraordinary items.

          (g) "Fair Market Value" shall have the same meaning ascribed to such term in the Shareholders Agreement prior to the Company's initial public offering (the "IPO"). After the IPO, "Fair Market Value" shall mean (i) for purposes of establishing any option price as of the date of the award, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, or unless the Committee otherwise determines, the closing sales price for the shares of Common Stock on the date of award; and (ii) for purposes of the valuation of any shares delivered in payment of the Option Price upon the exercise of an Option, or to pay taxes due on an award, unless the Committee otherwise determines, the closing sales price for the shares on the date of exercise (or if the date of exercise is not a trading day, on the trading day next preceding the date of exercise).

          (h) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

          (i) "Option Period" means the period during which an option may be exercised pursuant to the terms of this Plan and the applicable option agreement.

          (j) "Plan" means this Meridian Automotive Systems, Inc., 2001 Stock Option Plan, as amended from time to time.

          (k) "Shareholders Agreement" means the Shareholders Agreement dated as of April 30th 1997, by and among the Company, the members of the Windward Group and the other parties thereto, as such agreement was amended, supplemented or otherwise modified prior to June 1, 2002.

          (l) "Subsidiary" means, with respect to any Person, a corporation or other entity (including a partnership) of which a majority of the Capital Stock or other voting interests having voting power under ordinary circumstances to elect a majority of the board of directors or otherwise control such corporation or the entity is owned by (i) such Person, (ii) such Person and one or more of its Subsidiaries or (iii) one or more Subsidiaries of such Person.

                                      * * *

     IN WITNESS WHEREOF, the undersigned officer of Meridian Automotive Systems, Inc. has executed this document to certify the Company's adoption of the amended and restated Plan, effective as of July 1, 2002.

DATE:  ________________                MERIDIAN AUTOMOTIVE SYSTEMS, INC.




                                       By:
                                           ---------------------------------
                                       Its:
                                           ---------------------------------

                        MERIDIAN AUTOMOTIVE SYSTEMS, INC.
                             2001 STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT

     (1) GRANT OF OPTIONS.

          (a) This non-qualified stock option is being granted pursuant to, and subject to the terms and conditions of, the Meridian Automotive Systems, Inc. 2001 Stock Option Plan, as amended and restated effective July 1, 2002 (the "Plan") for employees and directors of Meridian Automotive Systems, Inc. (the "Company") and its Subsidiaries. This agreement is an amendment and restatement of the Stock Option Agreement between the Company and the Option Holder, dated as of ________________. Terms that are not defined in this Agreement will have the meanings set forth in the Plan.

          (b) The Company granted to [INSERT NAME] (the "Option Holder") an option (the "Option") covering [ ] shares of Common Stock as of June 30, 2001 (the "Grant Date"). The per share exercise price of the Option is $377.66 per share, determined to be Fair Market Value for such shares under the Shareholders Agreement as of the Grant Date.

          (c) The Options and the grant and exercise thereof are subject to the terms and conditions of the Plan, which is incorporated herein by reference and made a part hereof. In addition, the Options are subject to any rules and regulations promulgated pursuant to the Plan, now or hereafter in effect.

     (2) EXERCISE OF OPTION. The exercise of the Options will entitle the Option Holder to purchase shares of Common Stock. If requested by the Option Holder and approved by the Company, the Option Holder may exercise the Options or any portion thereof by tendering shares of Common Stock which have been held by the Option Holder for at least six months, in lieu of cash payment for the option shares being purchased, with the number of shares tendered to be determined by dividing the aggregate purchase price for the option shares being purchased with Common Stock by the Fair Market Value of the Common Stock as of the date of exercise, as determined by the Company.

     (3) VESTING. The Options shall vest in accordance with the terms of the Plan and shall be exercisable upon vesting.

     (4) TERM. If not earlier terminated in accordance with the Plan or with the provisions of this Section 4 set forth below, the option shall terminate on 5 p.m. on June 30, 2011. The following provisions shall apply in the event of an Option Holder's termination of employment or service (other than due to death or disability):

          (i) In the event of an Option Holder's termination of employment or service with the Company due to Cause, the Option (whether or not vested or exercisable) shall expire on the date of such termination of employment or service;

          (ii) In the case of an Option Holder's termination of employment or service with the Company due death or disability (within the meaning of section 22(e)(3) of the Internal Revenue Code), the Option shall immediately vest. Such Option shall remain exercisable for a period of 90 days following the date of such death or disability (but in no event later then the expiration date of such option) and shall expire thereafter; and

         (iii) In the event of a termination of employment or service with the Company for reasons other than those described in (i) and (ii) above:

                    (A) the Option, to the extent not exercisable as of the date of such termination of employment or service (whether or not vested), shall expire as of the date of such termination of employment or service; and

                    (B) the Option, to the extent vested and exercisable on the date of such termination of employment or service, shall remain vested and exercisable for a period of 90 days following the date of such termination of employment or service (but in no event later then the expiration date of such option) and shall expire thereafter.

     "Cause" shall mean a willful engaging in gross misconduct materially and demonstrably injurious to the Company. For this purpose, "willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of the Company.

     (5) WHO MAY EXERCISE. During the lifetime of the Option Holder, the Options may be exercised only by the Option Holder. If the Option Holder dies or becomes disabled (within the meaning of section 22(e)(3) of the Internal Revenue Code) prior to the expiration of such Options, the Options may be exercised in accordance with Section 11 of the Plan.

     (6) RESTRICTIONS ON EXERCISE. The Options (i) may be exercised only with respect to full shares and no fractional share of stock shall be issued (it being understood that any such fractional shares will be rounded down to the nearest whole share) and (ii) may not be exercised in whole or in part and no cash or certificates representing shares subject to such option shall be delivered, if any requisite approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options will not have been secured.

     (7) MANNER OF EXERCISE. Subject to such administrative regulations as the Committee may from time to time adopt, the Option Holder or beneficiary must, in order to exercise the options, give written notice to the Company of the exercise price and the number of shares that he or she will purchase and furnish an undertaking to make payment of such exercise price in accordance with the terms of the Plan.

     Any notice will include an undertaking to furnish or execute such documents as the Company in its discretion shall deem necessary (i) to evidence such exercise, in whole or in part, of the Options evidenced by this Agreement, (ii) to determine whether registration is then required under the Securities Act of 1933, as amended, or any other law, as then in effect, (iii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, or any other law, as then in effect and (iv) to confirm and agree that the Common Stock issuable upon exercise of the Options is subject to the terms and provisions of the Shareholders Agreement.

     (8) NON-ASSIGNABILITY. The Options are not assignable or transferable by the Option Holder except by will or by the laws of descent and distribution.

     (9) WITHHOLDING. The Company shall have the right to require, before the issuance or delivery of any shares hereunder, payment by the Option Holder of any federal, state or local taxes required by law to be withheld upon the exercise of all or any part of the Option. Payment of such withholding requirements may be made:

           (i) in cash,

          (ii) by delivery of shares of Common Stock registered in the name of the Option Holder,

         (iii) by the Company withholding shares subject to the exercised Option that have a Fair Market Value at the time of exercise equal to the amount to be withheld or;

          (iv) any combination of (i), (ii) and (iii) above.

     The Company may, in its discretion and subject to such rules as it may adopt as are necessary to prevent the withholding from being subject to Section 16(b) of the Securities Exchange Act of 1934, permit the Option Holder to satisfy any tax withholding obligation associated with the delivery of shares, in whole or in part, by electing to have the Company withhold from the shares otherwise deliverable as a result of the exercise of the Option having a value (based on their Fair Market Value on the date of delivery) equal to the amount required to be withheld.

     (10) RIGHTS OF SHAREHOLDER. The Option Holder will have no rights as a stockholder with respect to any shares covered by the Options until the issuance of a certificate or certificates to the Option Holder for the shares.

     (11) CAPITAL ADJUSTMENTS. The number of shares of Common Stock covered by the Options and the option price thereof shall be subject to such adjustment appropriate to reflect any stock dividend, stock split, share combination, and, as deemed appropriate by the Board, any exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

     (12) REGISTRATION.

          (a) Any shares of Common Stock issued pursuant to the Option Holder's exercise of the Option hereunder shall be shares that are listed for trading on a national securities exchange and registered under the Securities Act of 1933, as amended. The Company does not have an obligation to sell or issue shares that are not so registered. In the event that shares are not effectively registered, but can be issued by virtue of an exemption under the Securities Act of 1933, as amended, the Company may issue shares of Common Stock to the Option Holder if the Option Holder represents that such shares are being acquired as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Certificates for shares issued under the circumstances of the preceding sentence shall bear an appropriate legend reciting such representation.

          (b) In no event shall the Company be required to sell, issue or deliver shares of Common Stock pursuant to this Agreement if, in the opinion of the Committee, the issuance thereof would constitute a violation by either the Option Holder or the Company of any provision of any law or regulation of any governmental authority or any securities exchange. As a condition of any sale or issuance of shares pursuant to the Option, the Company may place legends on the shares, issue stop-transfer orders and require such agreements or undertakings from the Option Holder as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

     (13) LOCK-UP AGREEMENT. The Option Holder agrees, if requested by the Company and an underwriter of shares (or other securities) of the Company, not to sell or otherwise transfer or dispose of any shares of Common Stock (or other securities) of the Company held by the Option Holder during the 180 day period following the effective date of a registration statement filed under the Securities Act of 1933, without the prior consent of the Company or such underwriter, as the case may be.

     (14) LAW GOVERNING. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

     (15) DATE OF GRANT. The effective date of the grant of the Options is as of June 30, 2001.

     (16) NON-COMPETE. As additional consideration for the Company to grant the Options contemplated by this agreement, the Option Holder hereby agrees that for so long as he or she is employed by the Company and for a period of one year thereafter, the Option Holder shall not engage in Competition (as defined below), with the Company in any locality or region of the United States, Canada or Mexico. For purposes of this Agreement, "Competition" means, directly or indirectly, for Option Holder's benefit or for the benefit of any other person, firm or entity, any of the following:

          (i) engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender (other than a bank or financial institution) to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States, Canada and Mexico which manufactures products or sells products which compete, directly or indirectly, with the products manufactured or sold by the Company as the same shall be constituted at any time during or as to which the Company had definitive plans for commencement within six months from Option Holder's termination of employment;

          (ii) soliciting from any customer doing business with the Company as of Option Holder's termination, business of the same or of a competitive nature to the business of the Company with such customer;

         (iii) soliciting from any known potential customer of the Company business of the same or of a competitive nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six months prior to Option Holder's termination;

          (iv) soliciting the employment or services of, or hire of, any person who was known to be employed by or was a known consultant to the Company upon the termination of Option Holder's employment, or within six months prior thereto; or

          (v) making any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel or products.

     In the event that the Option Holder shall breach the foregoing covenant, all options held by such Option Holder, whether or not vested, shall immediately be forfeited and terminated.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Option Holder, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, effective as of the date specified in Section 15 hereof.




OPTION HOLDER                          MERIDIAN AUTOMOTIVE SYSTEMS, INC.



By:                                    By:
   ------------------------------          ---------------------------------
                                       Name:
                                           ---------------------------------
                                       Title:
                                           ---------------------------------


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